Exhibit 5.1

July 11, 2024

Eastern Bankshares, Inc.

125 High Street

Boston, Massachusetts 02110

Re:	Securities Being Registered under Registration Statement on Form S-4 pursuant to Post-Effective Amendment on Form S-8

Ladies and Gentlemen,

We acted as counsel in connection with your filing of a Post-Effective Amendment on Form S-8 (the “Post-Effective Amendment”) to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2023 (as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which the Commission declared effective at 4:00 p.m. Eastern Time on January 12, 2024, for the offer and sale of up to 734,128 shares of Common Stock, $0.01 par value per share (the “Shares”), of Eastern Bankshares, Inc., a Massachusetts corporation (the “Company”) issuable under the Eastern Bankshares, Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”) and the Cambridge Bancorp 2017 Equity and Cash Incentive Plan (the “2017 Equity Plan” and, together with the 2021 Equity Plan, the “Equity Plans”). The Company assumed the 2017 Equity Plan pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 19, 2023, by and among the Company, Cambridge Bancorp, Citadel MS 2023, Inc., Eastern Bank and Cambridge Trust Company.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Massachusetts Business Corporation Act (which includes reported judicial decisions interpreting the Massachusetts Business Corporation Act).

Based on the foregoing, we are of the opinion that the Shares, as of the filing of the Post-Effective Amendment, will be duly authorized and, when issued in accordance with the terms and conditions of the Equity Plans and the respective equity awards thereunder, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

Nutter, McClennen & Fish, LLP